EXHIBIT 10.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

THIS PROMISSORY NOTE IS SUBJECT TO A SUBORDINATION AND INTERCREDITOR AGREEMENT DATED AS OF OCTOBER 11, 2002 BY AND AMONG CHEMED CORPORATION, PCI-A HOLDING CORP., PCI HOLDING CORP. AND PNC BANK, NATIONAL ASSOCIATION.

                              AMENDED AND RESTATED
                              --------------------
                       SENIOR SUBORDINATED PROMISSORY NOTE
                       -----------------------------------

$2,201,378.70                           Original Date: October 10, 2006
                           Amended and Restated as of February 23, 2007

     FOR VALUE RECEIVED, PCI HOLDING CORP., a Delaware corporation (the "Borrower") promises to pay to the order of Chemed Corporation, a Delaware corporation (hereinafter referred to as the "Lender") on or before October 31, 2009 (the "Maturity Date"), the principal sum of two million, two hundred and one thousand, three hundred and seventy eight dollars and seventy cents ($2,201,378.70), or such part thereof as then remains unpaid, and to pay interest from September 1, 2006 on the whole amount of said principal sum remaining from time to time unpaid at the rate of (i) nine and one-half percent (9.5) per annum for the period from September 1, 2006 through March 1, 2007; and
(ii) the greater of (1) the annual interest rate payable by the Borrower on its senior credit facility with PNC Bank, National Association (or any successor senior lender to the Borrower) plus 2.0% per annum or (2) eleven and one-half percent (11.5%) per annum for the period from March 1, 2007 through the Maturity Date. Such interest shall be payable quarterly in arrears on the last Business Day of March, June, September and December in each year, the first such payment to be due and payable on December 31, 2006. Principal, premium, if any, and interest shall be payable in lawful money of the United States of America, in immediately available funds, by wire transfer of funds to the account or accounts designated in writing by the Lender or in such other manner as the Lender may designate from time to time in writing to the Borrower.

     Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. Nothing in this Note shall require the Borrower to pay interest at a rate in excess of the maximum rate permitted by applicable law. Notwithstanding any other provision of this Note, the Lender does not intend to charge and Borrower shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be credited to reduce principal hereunder. All payments received by the Lender hereunder will be applied first to costs of collection, if any, then to interest and the balance to principal.

     The Borrower also promises to pay all taxes levied or assessed upon said advances againstany holder of this Note and to pay all costs, including attorneys' fees, costs relating to the appraisal and/or valuation of assets and all costs incurred in the collection, defense, preservation, administration, enforcement or protection of this Note or in any guaranty or endorsement of this Note, or in any litigation arising out of the transactions of which this Note or any guaranty or endorsement of this Note is a part.

     This Note amends and restates in its entirety that certain Senior Subordinated Promissory Note of the Borrower in favor of the Lender dated October 10, 2006 in the original principal amount of $2,201,378.70.

     This Note is subject to the following terms and conditions:

     1. Prepayment.

          (f) Required Liquidity Redemption. In the event and upon the closing of a Qualified Public Offering or a Sale Event (as defined below) prior to the Maturity Date, the Borrower shall redeem, without penalty or premium, except as set forth in Section 1(c), this Note, together with all accrued and unpaid interest then due thereon.


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          (g) Optional Redemption. In addition to the redemption of this Note required under Section 1(a), the Borrower may, at any time and from time to time, redeem, without penalty or premium except as set forth in Section 1(c), this Note, in whole or in part, together with interest due on the amount so redeemed through the date of redemption.

          (h) Redemption Premium. Should the Borrower redeem this Note, in whole or in part, pursuant to Section 1(a) or 1(b), at any time after October 11, 2007 and prior to the Maturity Date, the Borrower shall pay to the Lender at the time of such redemption an additional amount equal to five percent (5%) of the total principal amount of this Note redeemed at such time. No redemption premium shall be payable by the Borrower should the Borrower redeem this Note, in whole or in part, pursuant to Section 1(a) or 1(b), at any time on or prior to October 11, 2007.

          (i) Notice of Redemption. Notice of any optional redemption pursuant to Section 1(b) shall be given to the Lender at least five (5) Business Days prior to the date of such redemption and notice of any required redemption pursuant to Section 1(a) shall be given to the Lender at least five (5) Business Days prior to the closing of a Qualified Public Offering or a Sale Event.

          (j) Liquidation Payment. In the event that this Note is paid by the Borrower on or after the Maturity Date without having been redeemed by the Borrower prior thereto pursuant to Section 1(a) or 1(b), then upon the closing of a Qualified Public Offering or a Sale Event after the Maturity Date, the Borrower shall pay to the Lender at the time of such closing an additional amount equal to ten percent (10%) of the total principal amount of this Note paid by the Borrower on or after the Maturity Date.

     4. Transfer and Exchange of this Note. The Lender may, prior to maturity or prepayment thereof surrender this Note at the principal office of the Borrower for transfer or exchange. The Lender shall first notify the Borrower in writing at least five (5) Business Days in advance of such transfer or exchange. Within a reasonable time after such notice to the Borrower from the Lender of its intention to make such exchange and without expense (other than transfer taxes, if any) to the Lender, the Borrower shall issue in exchange therefor another note or notes, in such denominations as requested by the Lender, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of this Note so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as this Note so surrendered provided that such proposed transferees shall, prior to the issuance of the new note, execute and deliver an instrument of accession to the Subordination Agreement (as defined below). Each new note shall be made payable to such person or persons, or assigns, as the Lender may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

     5. Replacement of Notes. Upon receipt of evidence satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note and, if requested by the Borrower in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Borrower, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Borrower will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note.

     7. Subordination. The indebtedness evidenced by this Note shall be subordinate and junior to certain indebtedness of the Borrower to PNC Bank, National Association (the "Bank") and certain other lenders in the manner and to the extent provided in the Subordination and Intercreditor Agreement entered as of October 11, 2002 by and among the Lender, PCI-A Holding Corp., the Borrower and the Bank (the "Subordination Agreement"). At the request of the Borrower's current or future senior lender at any time or from time to time, the Lender and the Borrower shall enter into (i) an amendment of the Subordination Agreement to confirm that the terms of the Subordination Agreement apply to this Note as amended and restated and/or (ii) a similar agreement on comparable terms with any other senior lender of the Borrower.

     8. Representations and Warranties of Borrower. The Borrower represents and warrants to Lender as follows:

     5.1 Organization and Corporate Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to issue this Note and to perform its obligations hereunder.


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     5.2 Authorization of Transaction. The execution, delivery and performance of this Note has been duly and validly authorized by all requisite corporate action on the part of the Borrower, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Note. This Note constitutes a valid and binding obligation of the Borrower, enforceable in accordance with its terms.

     5.3 No Violation. The Borrower is not subject to or obligated under its certificate of incorporation or by-laws or any applicable material law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, that would be breached or violated by the Borrower's execution, delivery or performance of this Note.

     5.4 Governmental Authorities and Consents. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by the Borrower in connection with its execution, delivery and performance of this Note.

     5.5 Litigation. There are no material actions, suits, proceedings or orders pending or, to the Borrower's knowledge, threatened against or affecting the Borrower at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would adversely affect the Borrower's ability to perform its obligations under this Note.

     9. Covenants of Borrower. The Borrower covenants and agrees with the Lender as follows for so long as this Note is outstanding:

     6.1 Dividends and Distributions; Acquisitions. Except with the prior written consent of the Lender, the Borrower will not (i) pay any cash dividend on, or make any other cash distribution in respect of, any of its Capital Stock or (ii) acquire all or substantially all of the voting capital stock or assets of any business entity (other than any subsidiary of the Borrower).

     6.2 Transactions with Affiliates. The Borrower will not enter into any transaction with any officer, director or stockholder of the Borrower, or any entity controlled by any such officer, director or stockholder, except for (i) transactions between the Borrower and any direct or indirect wholly-owned subsidiary of the Borrower, (ii) compensation to officers, directors, employees, consultants or agents of the Borrower in connection with their employment by the Borrower in the ordinary course of business and consistent with the Borrower's past practices, and (iii) transactions that are in the ordinary course of the Borrower's business, upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in an arm's-length transaction with a non-affiliated person or entity.

     6.3 Payment of Subordinated Indebtedness. The Borrower will not make any payment on any indebtedness for borrowed money that is pari passu with or subordinated to this Note, except under the terms of the subordination, intercreditor, or other similar agreement to which such other indebtedness is subject.

     6.4 Payment of Senior Indebtedness. For the avoidance of doubt, nothing in this Note shall in any way restrict the Borrower's right or ability to make any payment on any current or future indebtedness that is not by its express terms pari passu with or subordinated to this Note.

     7. Events of Default. If any of the following events "Events of Default") shall occur and be continuing:

          (c) The Borrower shall fail to pay any installment of principal of this Note when due;

          (d) The Borrower shall fail to pay any interest or premium, if any, on this Note when due and such failure is not cured within fifteen (15) days;

          (f) The Borrower shall default in the performance of any other covenant or obligation contained in this Note for thirty (30) days after written notice thereof shall have been given to the Borrower;

          (g) The Borrower shall be involved in financial difficulties evidenced
(1) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its 4 authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title Ii, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) by the entry of an order for relief in any involuntary case commenced under said Title 11 which is not dismissed within sixty (60) days; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or
(vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property;


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          (h) Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower and such judgment, writ, or similar process shall not be released, vacated or fully bonded within thirty (30) days after its issuance or levy;

          (i) The Borrower and/or Patient Care, Inc. shall fail to pay any Intercompany Claim (as that term is used in Paragraph 8 of the Settlement Agreement dated as of October 2006 among the Lender, Vitas Healthcare Corporation, the Borrower and Patient Care, Inc., hereinafter the "Settlement Agreement"), as provided in Paragraph 8 of the Settlement Agreement, and such failure is not cured within ten (10) days of notice of such from Lender to Borrower; or

          (j) The Borrower shall fail to deliver any Financials (as that term is used in the Settlement Agreement) to Chemed as and when required by the Financial Reporting Agreement (as that term is used in the Settlement Agreement), and such failure is not cured within ten (10) days of notice of such by the Lender to the Borrower;

then, and in any such event listed in Sections 6(a) through (g), the Lender may, by notice to the Borrower, declare the entire unpaid principal amount of this Note, and all interest accrued and unpaid thereon to be forthwith due and payable, whereupon this Note, and all such accrued interest shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under Section 6(d) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that, if at any time after the principal of this Note shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, then and in every such case the Lender may, by written instrument filed with the Borrower, rescind and annul such declaration and its consequences.

     10. Definitions.

     "Business Day" means any day other than a Saturday, Sunday or public holiday or the equivalent for banks under the laws of the Commonwealth of Massachusetts.

     "Capital Stock" means all authorized capital stock of the Borrower.

     "Common Stock" means the common stock of the Borrower, par value $0.01 per share.

     "Qualified Public Offering" means an initial underwritten public offering by the Borrower of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, for an offering price resulting in net proceeds to the Borrower of at least Fifty Million Dollars ($50,000,000.00).

     "Sale Event" means any (i) consolidation or merger of the Borrower into or with any other entity or entities which results in the exchange of outstanding shares of Capital Stock of the Borrower for securities or other consideration issued or paid or caused to be issued or paid by any such entity or any affiliate thereof (other than (A) a merger or consolidation to reincorporate the Borrower in a different jurisdiction, or (B) a merger or consolidation in which the stockholders of the Borrower immediately prior to such consolidation or merger shall own more than 50% of the outstanding shares of capital stock or have sufficient voting power (by virtue of number of votes and/or special voting rights) to elect a majority of the members of the board of directors of the resulting or surviving Borrower immediately after such consolidation or merger (a "Merger Acquisition"), (ii) the sale or transfer by the Borrower of all or substantially all its assets, or the sale by the Borrower after February 23, 2007 of assets resulting in aggregate net cash proceeds to the Borrower in excess of Twenty Five Million Dollars ($25,000,000.00) (an "Asset Sale"), or
(iii) the sale or transfer by the Borrower's stockholders of outstanding shares of Capital Stock that have sufficient voting power (by virtue of number of votes and/or special voting rights) to elect a majority of the members of the Board of Directors, in a single transaction or series of related transactions, to a person, entity or "group" (as such term is used in Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (a "Change of Control").


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     11. Waivers, Consent to Jurisdiction.

     If this Note is not paid in accordance with its terms, Borrower shall pay to Lender, in addition to principal and accrued interest thereon, all costs of collection of the principal and accrued interest and any required liquidation payment, including, but not limited to, reasonable attorneys' fees, court costs and other costs for the enforcement of payment of this Note.

     No waiver of any obligation of Borrower under this Note shall be effective unless it is in a writing signed by Lender. A waiver by Lender of any right or remedy under this Note on any occasion shall not be a bar to exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

     This Note is delivered in and shall be enforceable in accordance with the internal domestic laws of the State of Delaware (without regard to the conflicts of law provisions thereof), and shall be construed in accordance therewith, and shall have the effect of a sealed instrument.

     Borrower hereby expressly waives presentment, demand, and protest, notice of demand, dishonor and nonpayment of this Note, and all other notices or demands of any kind in connection with the delivery, acceptance, performance, default or enforcement hereof and hereby consents to any delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with respect to the time of payment or any other provision hereof.

     IN WITNESS WHEREOF, the Borrower has executed this Note under seal as of the date first written above.

                                                     PCI HOLDING CORP.

                                                     By: /s/ Robert J. Nixon

                                                         Name: Robert J. Nixon
                                                               ---------------
                                                         Title:  CEO
                                                                 ---

WITNESS: By: /s/ Larry Sussman

     Name: Larry Sussman

     Title: Director of Finance


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